                                                                    EXHIBIT 99.1


AUSTIN, Texas, Aug.22/PRNewswire/ -- drkoop.com, Inc. (Nasdaq: KOOP), a leading Internet health network providing information to individuals worldwide, announced financial results for the second quarter ended June 30, 2000, in its filing of Form 10-Q with the Securities Exchange Commission today. The Company also reported:

     --   $20 million received in an equity financing
     --   A new management team led by Richard Rosenblatt
     --   The pending reconfiguration of the of the Board of Directors

     The $20 million financing is from a group of investors including Prime Ventures, JF Shea Ventures, Cramer-Rosenthal-McGlynn, Inc., and RMC Capital. The new management team and its investor group have invested $3.5 million as part of this financing. The financing was offered solely to accredited investors in a private placement of convertible preferred stock, which is convertible into shares of common stock at $0.35 per share. The newly issued shares will be restricted securities and, therefore, not freely tradable. The Company is not obligated to register such securities until May 2001. The terms of the financing and related transactions were described generally in the Form 10-Q filed on August 21, 2000. The financing could be increased to as much as $27.5 million if outstanding overallotment options with identified investors are exercised.

     In conjunction with the financing, the Company has appointed three new executives: Richard M. Rosenblatt as Chief Executive Officer, Edward A. Cespedes as President, and Stephen Plutsky as Chief Financial Officer. The incoming management team currently leads Prime Ventures, LLC, a venture capital fund investing primarily in technology and Internet companies.
Mr. Rosenblatt co-founded and was the Chairman and Chief Executive Officer of iMALL, Inc, which was acquired in October, 1999 by Excite@Home in a transaction valuing iMALL at $565 million. Until March 2000, Mr. Rosenblatt served as Excite@Home's Senior Vice President of E-Business Services.

     The Placement Agent and investors have the right to designate up to four new directors. Of the current members of the Board of Directors, Dr. C. Everett Koop will continue to serve as Chairman and Donald Hackett will remain a director. In connection with his appointment as CEO, Mr. Rosenblatt has been appointed to the Board of Directors. Designees of the Placement Agent will be elected to the board once a mandatory notice to stockholders is prepared and mailed.

     The securities issued in the private placement were issued in a transaction exempt from registration under the federal securities laws and may not be offered or sold absent registration or an applicable exemption from registration. This press release is not intended and shall not be construed as an offer to sell or a solicitation of an offer to buy any securities of the Company.

     Total revenue for the quarter increased to $2.5 million as compared to $1.0 million for the comparable period of 1999. Loss attributable to common stockholders for the quarter was $40.6 million, or $1.18 per share, compared to $17.6 million, or $1.28 per share, for the second quarter of 1999. For the second quarter, non-cash expenses accounted for approximately $30.0 million of this loss, due primarily to the amortization of expenses associated with renegotiated portal agreements and a one-time settlement.

     As previously disclosed, drkoop.com has been implementing aggressive cost-cutting measures, which include the renegotiation of portal agreements, a substantial reduction in the company's workforce, and a reduction in its advertising expenses. Cash expenses from operations were approximately
$12.8 million in the second quarter compared to $18.6 million in the prior quarter. The Company estimates that cash expenses from operations will be further significantly reduced to approximately $6.5 million for the quarter ending September 30, 2000. The foregoing forecast is subject to material uncertainties as discussed below and also may be impacted by business decisions to be made by new management.

     About drkoop.com, Inc.

     drkoop.com is a leading global healthcare Network providing measurable value to individuals worldwide. Its mission is to empower consumers with the information and resources they need to become active participants in the management of their own health.

     The drkoop.com Network is built from relationships with other Web sites, healthcare portals and traditional media outlets, and integrates dynamic, medically reviewed content, interactive communities and consumer-focused tools into a complete source of trusted healthcare information. Its strategic alliance with Shared Medical Systems (SMS) makes drkoop.com a leader in promoting secure online interaction between patients, insurance companies, physicians and healthcare organizations. With more than 1.4 million registered users worldwide, drkoop.com has strategic relationships with online organizations, including America Online. The Company's content is also featured on the Web sites of more than 420 healthcare facilities and more than 20 leading television stations nationwide.

     This document contains forward-looking statements relating to, among other things, expense levels, revenue trends, advertising sales trends, growth plans, future results of operations and general business conditions relating to drkoop.com. These forward-looking statements are based on our current expectations and are subject to material risks and uncertainties. Actual results could differ materially from these forward-looking statements depending on changes in external competitive market factors, the effectiveness of our marketing and promotion strategies or our ability to execute our business strategy. In addition, the Company is in the process of appointing a new management team. These matters and other business risks to which drkoop.com is subject are discussed in our periodic reports and registration statements filed from time to time with the Securities and Exchange
Commission. In particular, investors are urged to review carefully the information under the caption "Risk Factors" in the Form 10-K for the year ended December 31, 1999 and the Form 10-Q for the quarter ended June 30, 2000 and the other information contained in those reports. The Forms 10-K and 10-Q may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting drkoop.com as noted above.

                               drkoop.com, Inc.
                      Condensed Statements of Operations
                     (in thousands, except per share data)
                                  (Unaudited)

                                                   Three Months Ended            Six Months Ended
                                                        June 30,                     June 30,
                                                  2000             1999         2000             1999
Revenue:
  Content subscription and
   software license                                    854            238          1,683            454
  Advertising and sponsorship                        1,657            781          5,566            962
  E-commerce and other                                  12            ---             17              7
                                                     2,523          1,019          7,266          1,423

Operating expenses:
   Production, content, and
   product development                               5,361          2,110         11,147          3,145
  Sales and marketing                               24,916          8,010         44,281         10,058
  General and administrative                         4,828          1,740          8,830          2,844
  Amortization of deferred
   stock compensation                                  553            592          1,205          1,074
  Write-off of investment and
   intangible assets                                 7,444            ---          7,444            ---

      Total operating expenses                      43,102         12,452         72,907         17,121

Loss from operations                               (40,579)       (11,433)       (65,641)       (15,698)

Interest income                                         18             67            323             36

      Net Loss                                     (40,561)       (11,366)       (65,318)       (15,662)

Accretion of redeemable
 securities to fair value                              ---         (6,319)           ---        (17,255)

Dividend to preferred stockholders                     ---            ---            ---         (9,147)

Net Loss attributable to
 common stockholders                              $(40,561)      $(17,685)      $(65,318)      $(42,064)

Basic net loss per share
 attributable common
 stockholders                                     $  (1.18)      $  (1.28)     $(2.01)         $  (1.40)*

Weighted average shares used in
 computing basic net loss per
 share attributable to
 common stockholders                                34,312         13,810      32,555            11,207

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                               drkoop.com, Inc.
                           Condensed Balance Sheets
                     (in thousands, except per share data)

                                                      June 30,            December 31,
                                                        2000                 1999
           Assets                                             (Unaudited)
 Current assets:
    Cash and cash equivalents                          $  1,951            $ 35,706
    Trade accounts receivable, net                        2,975               6,532
    Other receivable                                          0               4,000
    Prepaids and other                                   29,957              22,862
         Total current assets                            34,883              69,100

    Property and equipment, net                          11,583              10,435
    Investment in HealthMagic                                 0               5,000
    Intangible assets, net                                    0               2,778
    Other assets                                            836              12,407
         Total assets                                  $ 47,302            $ 99,720

Liabilities and Stockholders' Equity
 Current liabilities:
    Trade accounts payable                             $   5,614           $  8,197
    Accrued liabilities                                    6,334              8,711
    Leases payable                                         1,168                473
    Related party payables                                    49                  2
    Deferred credit                                        2,000              2,000
    Deferred revenue                                       2,106              3,415
    Notes payable, net of discount                           291                  0
         Total current liabilities                        17,562             22,798

    Leases payable, less current portion                   1,291                605
    Deferred credit                                        4,000              5,000
         Total liabilities                                22,853             28,403

 Stockholders' equity:
    Common stock, par value of $.001;
     100,000,000 shares authorized;                           35                 30
     34,845,814 and 30,508,324 shares
     issued and outstanding at June 30, 2000
     and December 31, 1999

    Additional paid-in capital                           167,578                149,447
    Deferred stock compensation                           (2,133)                (2,447)
    Accumulated deficit                                 (141,031)                (75,713)
       Total stockholders' equity                         24,449                  71,317

       Total liabilities and
        stockholders' equity                           $  47,302           $     99,720

  Contact:
  drkoop.com, Inc.
  Media Relations
  (512) 583-5276



* As stated in the Company's Amendment No. 1 to Form 10-Q for the Quarter ended June 30, 2000, the basic and diluted net loss per share for the six months ended June 30, 1999 should have read $3.75 rather than $1.40.